Exhibit 99.1

China Automotive Systems Reports RECORD HIGH
THIRD-QUARTER Net Sales

- Net Sales Grew by 24.2% in the 2013 Third Quarter -

- Operating Margin of 12.1%, Net Income of $8.6 million –

- Revenue Guidance for the 2013 Year Raised to 20% Growth-

WUHAN, China, November 13, 2013 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter 2013 Highlights

•	Net sales increased by 24.2% to a third-quarter record high of $90.9 million, compared to $73.2 million in the third quarter of 2012.

•	Gross profit increased by 32.0% to $16.5 million, compared to $12.5 million in the third quarter of 2012; gross margin was 18.2%, compared to 17.1% in the third quarter of 2012.

•	Income from operations was $11.0 million, compared to $5.5 million in the third quarter of 2012, and the operating margin was 12.1%, compared to 7.5% in the third quarter of 2012.

•	Net income attributable to parent company’s common shareholders was $8.6 million, or diluted earnings per share of $0.31, compared to net income attributable to parent company’s common shareholders of $3.4 million, or diluted earnings per share of $0.12.

First Nine Months of 2013 Highlights

•	Net sales increased by 22.0% to a nine-month record high of $286.0 million, compared to $234.5 million in the first nine months of 2012.

•	Gross profit increased by 24.8% to $54.3 million, compared to $43.5 million in the first nine months of 2012; gross margin was 19.0% in the first nine months of 2013, compared to 18.6% in the same period last year.

•	Operating margin was 9.8%, compared to 8.7% in the first nine months of 2012.

•	Diluted earnings per share from continuing operations was $0.70, compared to diluted earnings per share from continuing operations of $0.44 in the first nine months of 2012.

•	Cash and cash equivalents and short-term investments were $87.0 million as of September 30, 2013, compared to $87.6 million as of December 31, 2012.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "Following our record net sales for any first and second quarter in our history, we again achieved our highest net sales for any third quarter as well in 2013. We continued to capture market share as our sales growth in the third quarter accelerated to 24.2% compared to the third quarter of 2012. Our sales growth far outpaced the total Chinese vehicle sales growth of 13.6% during the third quarter compared to the third quarter of 2012. Many of our large customers experienced significant growth in the third quarter, such as Great Wall, which posted a 42% increase in its SUV sales compared to the third quarter of 2012. Sales by Brilliance rose by 29% and Dongfeng Peugeot Citroen Automobile's sales climbed by 18%. In July, one of our top 10 customers, Dongfeng Peugeot Citroen, increased its production capacity to 750,000 vehicles as a new assembly plant began operation. In terms of exports, our shipments to North America continued to grow and we are especially encouraged by our customer Chrysler’s 42 consecutive months of sales increases in North America. We continue to view North America as one of our future growth drivers, as we believe that our product performance and track record will eventually be recognized by other Original Equipment Manufacturers ("OEMs") in that market.”

“We continue to invest in research and development to propel our growth in Electric Power Steering ("EPS") products and introduce new production techniques for cost-effective manufacturing. This strategy positions CAAS to continue to be the market leader in China as well as expand its global footprint. With our increasing sales into North America and our recent win of Chrysler's 2013 Supplier of the Year Metallic award, we are also upgrading our product quality in the Chinese domestic market to strengthen our long-term relationship with our local customers. With over 60 OEM customers, we are well-positioned to benefit from the continuing growth of the automotive market in China and abroad."

Mr. Jie Li, chief financial officer of CAAS, commented, "We continue to strengthen our financial position as we believe a strong financial position supports long-term sustainable growth. The sale of the idle land use rights enables us to generate more cash into our books. We have achieved record quarterly growth in the first, second and third quarters of 2013 without incurring long-term debt as we generated positive earnings and solid cash flow from operations. With the high cash inflows during the quarter, we accordingly increased research and development funding to accelerate the development of EPS products for future growth in sales and market share as well as expanding our leadership in China. From a long-term perspective, we aim to maintain R&D budget at 4% of our annual revenue."

Third Quarter of 2013

In the third quarter of 2013, net sales increased by 24.2% to a record third-quarter high of $90.9 million, compared to $73.2 million in the same quarter of 2012. The net sales increase was mainly due to significant sales growth to SAIC-GM-Wuling Automobile, Brilliance Auto, and other customers such as Dongfeng Peugeot Citroen, BYD and Great Wall which experienced rapid growth. Our sales to the North American market continue to grow as our shipments to Chrysler remains strong.

Gross profit increased by 32.0% to $16.5 million in the third quarter of 2013, compared to $12.5 million in the third quarter of 2012. The gross margin was 18.2% in the third quarter of 2013, versus 17.1% in the third quarter of 2012. The increase in gross profit was primarily due to greater sales volume. The increase in gross margin was mainly because of lower raw material costs and the enhancement in production efficiency in the third quarter of 2013.

Gain on other sales of $5.0 million was income from the sale of partial idle land use rights, which represented a pre-tax gain of $4.1 million as the calculated difference between the land's selling price and the net book value of the related land use rights.

Selling expenses rose by 8.3% to $2.6 million in the third quarter of 2013, compared to $2.4 million in the third quarter of 2012. Selling expenses represented 2.9% of net sales in the third quarter of 2013, compared to 3.3% in the third quarter of 2012. The increased selling expenses were primarily due to increases in compensation to salesmen, warehouse rental fees and transportation expenses resulting from higher sales volume.

General and administrative expenses (“G&A expenses”) increased by 12.0% to $2.8 million in the third quarter of 2013, compared to $2.5 million in the same quarter of 2012. The increase in G&A expenses was due primarily to higher property taxes in the third quarter of 2013. G&A expenses represented 3.1% of net sales in the third quarter of 2013 and 3.4% in the third quarter of 2012.

Research and development expenses (“R&D expenses”) increased by 82.1% to $5.1 million in the third quarter of 2013, compared to $2.8 million in the third quarter of 2012. The increase in R&D expenses was mainly due to the development and trial production of the Company's EPS and other new products, as well as improvement in production molds, higher external technical support fees and increased wages. R&D expenses represented 5.6% of net sales in the third quarter of 2013 compared with 3.8% in the third quarter of 2012.

Income from operations increased by $5.5 million, or 100.0%, to $11.0 million in the third quarter of 2013, compared to $5.5 million in the same quarter of 2012. As a percentage of net sales, the operating margin was 12.1% in the third quarter of 2013, compared to 7.5% in the third quarter of 2012. The increase was mainly due to higher gross profit and the increase in Gain on other sales in the third quarter of 2013, compared to the third quarter of 2012.

Net financial income was $0.7 million in the third quarter of 2013 compared to net financial expenses of $0.4 million in the third quarter of 2012. The Company's increased time deposits generated more interest while a decrease in bank loans reduced interest expense during the third quarter of 2013.

Income before income tax expenses and equity in earnings of affiliated companies was $12.2 million in the third quarter of 2013, compared to $5.3 million in the third quarter of 2012. The increase in income before income tax expenses and equity in earnings of affiliated companies in the third quarter of 2013 was mainly due to increased operating income of $11.0 million and a $1.1 million reduction in financial expenses.

Net income attributable to parent company’s common shareholders was $8.6 million in the third quarter of 2013, compared to net income attributable to parent company’s common shareholders of $3.4 million in the corresponding quarter of 2012. Diluted earnings per share were $0.31 in the third quarter of 2013, compared to diluted earnings per share of $0.12in the third quarter of 2012. The weighted average number of diluted common shares outstanding was 28,062,297 in the third quarter of 2013, compared to 28,260,880 in the third quarter of 2012.

First Nine Months of 2013

Net sales increased by 22.0% to a nine-month record high of $286.0 million, compared to $234.5 million in the first nine months of 2012. Nine-month gross profit was $54.3 million, compared to $43.5 million in the corresponding period last year. Nine-month gross margin was 19.0%, compared to 18.6% for the corresponding period in 2012. Gain on Other Sales of $6.8 million was income from the sale of idle land, which represented a pre-tax gain of $4.1 million calculated by the difference between the selling price and net book value of related land use rights. Income from operations was $28.1 million, compared to $20.4 million in the first nine months of 2012. Operating margin was 9.8%, compared to 8.7% for the corresponding period of 2012. Income from continuing operations was $24.2 million in the first nine months of 2013, compared to $16.3 million in the corresponding period in 2012. Diluted earnings per share were $0.70 in the first nine months of 2013, compared to diluted earnings per share of $0.52 (including $0.08 of diluted earnings per share from discontinued operations) for the corresponding period in 2012.

As of September 30, 2013, total cash and cash equivalents and short-term investments were $87.0 million, compared to $87.6 million as of December 31, 2012. Working capital was $164.4 million as of September 30, 2013, compared to $138.7 million as of December 31, 2012. Total parent company stockholders' equity was $217.7 million as of September 30, 2013, compared to $193.6 million as of December 31, 2012.

Business Outlook

Management raised its revenue guidance to 20% from of 15% year-over-year growth in the full year 2013 as the Company is determined to increase its market share and further expand its leading market position. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 13, 2013 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EST on December 14, 2013. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13572666” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 4.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Chrysler North America in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 27, 2013, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Balance Sheets

(In thousands of USD unless otherwise indicated)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$54,702	$87,649
Pledged cash deposits	25,633	26,481
Short-term investments	32,274	-
Accounts and notes receivable, net - unrelated parties	247,002	211,306
Accounts and notes receivable, net - related parties	17,783	12,286
Advance payments and others - unrelated parties	2,336	3,127
Advance payments and others - related parties	1,204	779
`Inventories	53,149	43,542
Assets held for sale	918	-
Current deferred tax assets	4,792	4,392
Total current assets	439,793	389,562
Non-current assets:
Property, plant and equipment, net	82,523	81,691
Intangible assets, net	671	676
Other receivables, net - unrelated parties	764	849
Other receivables, net - related parties	67	107
Advance payment for property, plant and equipment - unrelated parties	1,949	1,001
Advance payment for property, plant and equipment - related parties	829	4,162
Long-term investments	3,933	3,665
Non-current deferred tax assets	5,549	4,112
Total assets	$536,078	$485,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$42,199	$40,284
Accounts and notes payable - unrelated parties	174,875	166,380
Accounts and notes payable - related parties	6,258	4,521
Customer deposits	1,894	870
Accrued payroll and related costs	6,111	5,472
Accrued expenses and other payables	27,008	23,063
Accrued pension costs	5,002	4,255
Taxes payable	8,979	5,593
Amounts due to shareholders/directors	303	332
Deferred tax liabilities	93	46
Advances payable	2,635	-
Total current liabilities	275,357	250,816
Long-term liabilities:
Advances payable	-	2,609
Total liabilities	$275,357	$253,425

Commitments and Contingencies

Stockholders’ equity:
Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued– 28,260,302 and 28,260,302 shares at September 30, 2013 and December 31, 2012, respectively	$3	$3
Additional paid-in capital	39,565	39,371
Retained earnings-
Appropriated	10,048	9,953
Unappropriated	138,778	119,329
Accumulated other comprehensive income	30,272	25,898
Treasury stock – 217,283 and 217,283 shares at September 30, 2013 and December 31, 2012, respectively	(1,000)	(1,000)
Total parent company stockholders' equity	217,666	193,554
Non-controlling interests	43,055	38,846
Total stockholders' equity	260,721	232,400
Total liabilities and stockholders' equity	$536,078	$485,825

The condensed unaudited consolidated balance sheet of the Company as of December 31, 2012 has been adjusted to reflect the discontinued business of Zhejiang Henglong & Vie Pump-Manu Co., Ltd. (“Zhejiang business”), the Company’s 51% equity interest in which was disposed of in May 2012.

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

 (In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2013	2012
Net product sales
Unrelated parties	$81,753	$70,245
Related parties	9,166	2,939
	90,919	73,184
Cost of product sold
Unrelated parties	63,894	56,231
Related parties	10,500	4,452
	74,394	60,683
Gross profit	16,525	12,501
Gain on other sales	5,030	704
Less: Operating expenses
Selling expenses	2,647	2,437
General and administrative expenses	2,821	2,487
Research and development expenses	5,117	2,818
Total operating expenses	10,585	7,742
Income from operations	10,970	5,463
Other income, net	499	238
Financial income (expenses), net	689	(437)
Income before income tax expenses and equity in earnings of affiliated companies	12,158	5,264
Less: Income taxes	1,854	891
Equity in earnings of affiliated companies	125	27
Net income	10,429	4,400
Net income attributable to non-controlling interests	1,805	996
Net income attributable to parent company’s common shareholders	$8,624	$3,404
Comprehensive income:
Net income	10,429	4,400
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax	1,218	(556)
Comprehensive income	11,647	3,844
Comprehensive income attributable to non-controlling interests	2,010	904
Comprehensive income attributable to parent company	$9,637	$2,940

Net income attributable to parent company’s common shareholders per share

Basic	$0.31	$0.12

Diluted	$0.31	$0.12
Weighted average number of common shares outstanding
Basic	28,043,019	28,260,302
Diluted	28,062,297	28,260,880

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

 (In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2013	2012
Net product sales
Unrelated parties	$259,627	$215,157
Related parties	26,344	19,325
	285,971	234,482
Cost of product sold
Unrelated parties	208,525	176,834
Related parties	23,171	14,137
	231,696	190,971
Gross profit	54,275	43,511
Gain on other sales	6,762	2,625
Less: Operating expenses
Selling expenses	9,611	6,704
General and administrative expenses	10,164	8,999
Research and development expenses	13,134	10,060
Total operating expenses	32,909	25,763
Income from operations	28,128	20,373
Other income, net	573	317
Financial income (expenses), net	380	(1,850)
Loss on change in fair value of derivative	-	(449)
Gain on redemption of convertible notes	-	1,421
Income before income tax expenses and equity in earnings of affiliated companies	29,081	19,812
Less: Income taxes	5,172	3,666
Equity in earnings of affiliated companies	251	139
Income from continuing operations	24,160	16,285
Discontinued operations - net of income tax	-	2,651
Net income	24,160	18,936
Net income attributable to non-controlling interests	4,616	3,279
Net income attributable to parent company	$19,544	$15,657
Allocation to convertible notes holders	-	(925)
Net income attributable to parent company’s common shareholders	$19,544	$14,732
Comprehensive income:
Income from continuing operations	$24,160	$16,285
Income from discontinued operations	-	2,651
Net income	24,160	18,936
Other comprehensive income (loss):
Foreign currency translation gain (loss), net of tax - continuing operations	5,265	(1,205)
Foreign currency translation loss, net of tax - discontinued operations	-	(75)
Foreign currency translation gain (loss), net of tax	5,265	(1,280)
Comprehensive income - continuing operations	29,425	15,080
Comprehensive income - discontinued operations	-	2,576
Comprehensive income	29,425	17,656
Comprehensive income attributable to non-controlling interests	5,507	3,023
Comprehensive income attributable to parent company	$23,918	$14,633

Net income attributable to parent company’s common shareholders per share

Basic
Income per share from continuing operations attributable to shareholders	$0.70	$0.44
Income per share from discontinued operations	-	0.08
	$0.70	$0.52
Diluted
Income per share from continuing operations attributable to shareholders	$0.70	$0.44
Income per share from discontinued operations	-	0.08
	$0.70	$0.52
Weighted average number of common shares outstanding
Basic	28,043,019	28,260,302
Diluted	28,054,008	28,261,529

The condensed unaudited consolidated statement of operations and comprehensive income of the Company for the nine months ended September 30, 2012 has been adjusted to reflect the discontinued Zhejiang business, the Company’s 51% equity interest in which was disposed of in May 2012.

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Nine Months Ended September 30,
	2013	2012

Cash flows from operating activities:
Net income	$24,160	$18,936
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Stock-based compensation	194	76
Depreciation and amortization	10,964	10,668
Increase (decrease) in allowance for doubtful accounts	(139)	16
Inventory write downs	480	501
Deferred income taxes	(1,611)	(1,268)
Equity in earnings of affiliated companies	(251)	(139)
Gain on sale of a subsidiary	-	(2,848)
Gain on redemption of convertible notes	-	(1,421)
Loss on change in fair value of derivative	-	449
Amortization of debt issue cost	58	135
Loss (gain) on fixed assets disposals	(4,288)	44
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	1,413	(5,118)
Accounts and notes receivable	(36,803)	(4,741)
Advance payments and others	465	570
Inventories	(9,076)	(4,306)
Increase (decrease) in:
Accounts and notes payable	6,199	(462)
Customer deposits	1,016	337
Accrued payroll and related costs	514	(180)
Accrued expenses and other payables	3,459	(6,702)
Accrued pension costs	653	315
Taxes payable	3,256	4,294
Advances payable	(32)	2,210
Net cash provided by operating activities	631	11,366
Cash flows from investing activities:
Increase in other receivables	(66)	(1,598)
Cash received from property, plant and equipment sales	6,282	622
Payments to acquire property, plant and equipment	(9,065)	(16,982)
Payments to acquire intangible assets	(109)	(62)
Purchase of short-term investments	(32,197)	-
Dividends from investment under cost method	158	-
Proceeds from sales of a subsidiary	-	3,561
Net cash used in investing activities	(35,865)	(14,459)
Cash flows from financing activities:
Proceeds from government and bank loan	15,588	36,402
Repayments of bank loan	(14,758)	(7,097)
Debt issuance costs paid for bank loan	-	(230)
Dividends paid to the non-controlling interests	(1,381)	(2,387)
Redemption of convertible notes	-	(23,571)
Decrease in amounts due to shareholders/directors	(40)	(8)
Net cash provided by financing activities	(591)	3,109
Effects of exchange rate on cash and cash equivalents	1,878	(487)
Net increase (decrease) in cash and cash equivalents	(32,947)	(471)
Cash and cash equivalents at beginning of period	87,649	72,961
Cash and cash equivalents at end of period	$54,702	$72,490

The condensed unaudited consolidated statement of cash flows of the Company for the nine months ended September 30, 2012 has not been adjusted to reflect the discontinued of Zhejiang business as they are considered to be immaterial for the nine months ended September 30, 2012.

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